UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
(Name of Registrant as Specified In Its Charter)

AB Value Partners, LP AB Value Management LLC Andrew T. Berger Bradley L. Radoff Mary Bradley CORRENE LOEFFLER
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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AB Value Partners, LP, Bradley L. Radoff and the other participants named herein (collectively, the “AB Value-Radoff Group”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”).

On July 19, 2022, the AB Value-Radoff Group issued the following press release:

AB Value-Radoff Group Highlights Continued Boardroom Dysfunction and Entrenchment at Rocky Mountain Chocolate Factory

Urges Stockholders to Vote on BLUE Proxy Card to Elect Mary Bradley and Correne Loeffler to the Board at the 2022 Annual Meeting – Only Latest-Dated Vote Counts

WESTFIELD, N.J., July 19, 2022--(BUSINESS WIRE)--AB Value Management LLC and Bradley L. Radoff (together with their affiliates, the "AB Value-Radoff Group" or "we"), who own approximately 17.6% of the outstanding shares of Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) ("Rocky Mountain" or the "Company"), today issued the following statement in connection with their campaign to elect two highly qualified and independent candidates – Mary Bradley and Correne Loeffler – to the Company’s Board of Directors (the “Board”) at the 2022 Annual Meeting of Stockholders (the "Annual Meeting") scheduled for August 18, 2022:

“We believe Rocky Mountain continues to be held back by dysfunctional corporate governance and insufficient boardroom diversity. Unfortunately for stockholders expecting greater competence and stewardship from new leadership, the Company has merely shifted from operating under the value-destructive regime of a failed founder to the unstable regime of Chair Jeffrey Geygan. The best evidence of this appears to be the independent directors’ poorly-communicated decisions to appoint, remove and then re-appoint Mr. Geygan as Chair over the past year. It is obvious to us that Mr. Geygan, who seemingly orchestrated the selection of his long-time associate, Robert Sarlls, as Chief Executive Officer and previously sought control of the Company, is prioritizing a self-serving agenda. We also question how Mr. Geygan has sufficient time to serve as Chair of Rocky Mountain when he is already Chief Executive Officer of Global Value Investment Corporation, which has four business lines, and Chairman of Nasdaq-listed Wayside Technology Group. Perhaps this is why he has not directly engaged with us since inappropriately seeking our vote solely for his election at last year’s annual meeting in violation of his cooperation agreement with the Company or why the Company failed to resolve open litigations over the last 12 months. It seems the independent directors recognize Mr. Geygan is unqualified to lead them, but they lack the conviction required to appoint a more experienced and viable permanent Chair. We hope this failure to act is not the result of all directors having received an increase in compensation following Mr. Geygan’s initial appointment as Chair.

We also believe Brett Seabert is a conflicted and problematic director. We suspect Mr. Seabert is only on the Board because the Company’s prior Chief Executive Officer was his long-time friend and best man. Mr. Seabert has no discernible experience in corporate governance, consumer brands or franchising. His irrelevant background includes serving as the Chief Financial Officer of a small private construction business and is almost entirely concentrated in the real estate development and construction sectors. After five years of service, it has become evident that he adds no detectable value to the Board and lacks strong alignment with stockholders based on his meager holdings.

Lastly, we contend Mark Riegel is ill-suited to serve as Chair of the Nominating and Corporate Governance Committee. While Mr. Riegel has additive marketing and manufacturing experience, his lack of a public company background makes his selection as Chair of the Nominating and Corporate Governance Committee particularly perplexing. Under his watch, the Board has failed to add individuals with necessary franchise experience. The Board has also recently suffered the resignation of Elisabeth Charles, who was appointed Chair after we initially conveyed concerns regarding Mr. Geygan. It seems Mr. Riegel has done little to find a suitable replacement for Ms. Charles or enhance gender diversity in the boardroom. Most recently, the Board demonstrated its further disregard for stockholder-friendly governance by accelerating this year’s Annual Meeting date in an apparent attempt to avoid having to use a universal proxy card. In addition, the Board has refused to agree to our settlement offer to appoint one female franchise expert to the Board in exchange for a multi-year agreement. It should be abundantly clear at this point that Rocky Mountain needs both of our candidates in the boardroom to foster proper corporate governance and unlock value for all stockholders.”

VOTE THE BLUE PROXY CARD TODAY!

Contacts

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
info@saratogaproxy.com

Longacre Square Partners
Greg Marose / Bela Kirpalani, 646-386-0091
gmarose@longacresquare.com / bkirpalani@longacresquare.com